Exhibit 4.16
FIRST AMENDMENT TO CREDIT AGREEMENT
This FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of March 9, 2026 (this “Agreement”), to that certain Credit Agreement, dated as of November 14, 2025 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, and as amended by this Agreement, the “Amended Credit Agreement”), by and among Waldencast PLC, a public limited company incorporated in Jersey (“Parent”), Milk Makeup LLC, a Delaware limited liability company (“Milk Makeup”), Obagi Cosmeceuticals LLC, a Delaware limited liability company (“Obagi Cosmeceuticals”, and collectively with Milk Makeup, the “Borrowers”, and each, a “Borrower”), the lenders party hereto (the “Lenders”) constituting Required Lenders under the Credit Agreement immediately prior to the date hereof, and LSSF II Offshore Investments, LP, an Ontario limited partnership acting by its general partner, Lumina Fund II GP Ltd., as administrative agent (in such capacity, the “Administrative Agent”).
W I T N E S S E T H :
WHEREAS, the Borrowers have requested that the Administrative Agent and the Lenders agree to effect certain amendments to the Credit Agreement as more fully set forth in Section 2 hereto; and
WHEREAS, pursuant to Section 9.02 of the Credit Agreement, the amendments requested by the Borrowers must be in writing agreed to by the Administrative Agent and the Lenders constituting Required Lenders, and the Administrative Agent and the Lenders constituting Required Lenders are willing to give such consents and agree to such amendments on the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.    Defined Terms. Any capitalized term used herein and not defined shall have the meaning assigned to it in the Amended Credit Agreement.
2.    Amendments. Subject to the satisfaction of the conditions set forth in Section 3 below, Section 6.11 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Permit with respect to any Measurement Period ending on or after December 31, 2026, the Net Leverage Ratio as of the last day of any Measurement Period to be greater than the amount set forth in the table below:

Measurement Period ending	Net Leverage Ratio
September 30, 2026	Not Tested
December 31, 2026	6.25:1.00
March 31, 2027	5.00:1.00
June 30, 2027	3.75:1.00
September 30, 2027	3.00:1.00
December 31, 2027	2.50:1.00
March 31, 2028	2.50:1.00
June 30, 2028	2.50:1.00
September 30, 2028	2.50:1.00

”
3.    Conditions to Effectiveness. This Agreement shall become effective only upon satisfaction in full, in a manner satisfactory to the Administrative Agent, (or waiver) of the following conditions precedent (the date on which such conditions are satisfied or waived by the Administrative Agent is hereinafter referred to as the “Amendment No. 1 Effective Date”):
(a)    The Administrative Agent shall have received this Agreement, duly executed by each Borrower, the Administrative Agent, and Lenders constituting Required Lenders immediately prior to the date hereof.
(b)    The Borrowers shall have paid to each of the Administrative Agent, for the account of the Lenders hereto, on the Amendment No. 1 Effective Date, invoiced at least two (2) Business Days prior to the Amendment No. 1 Effective Date (or such shorter period reasonably agreed by the Borrowers), all out-of-pocket costs and expenses due and payable to such Person pursuant to Section 9.03 of the Credit Agreement (including the fees, disbursements and other charges of counsel).
4.    Miscellaneous.
(a)    Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper based recordkeeping system, as the case may be; provided that, nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided further that, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Borrower hereby (i) agrees that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders hereto and the Borrowers, Electronic Signatures transmitted by emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement shall have the same legal effect, validity and enforceability as any paper original, (ii) agrees that the Administrative Agent and each of the Lenders hereto may, at its option, create one or more copies of this Agreement in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement based solely on the lack of paper original copies of this Agreement, including with respect to any signature pages thereto and (iv) waives any claim against any Lender Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by emailed pdf, or any other

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electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
(c)    Headings. Section headings herein are included for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
(e)    Agreement as Loan Document; Entire Agreement. Each Borrower hereby acknowledges and agrees that this Agreement constitutes a “Loan Document” under the Amended Credit Agreement. This Agreement, the Amended Credit Agreement and the other Loan Documents comprise the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.
(f)     Representation. Each Borrower and Parent hereby represents and warrants to the Administrative Agent and each Lender that, as of the Amendment No. 1 Effective Date and after giving effect to this Agreement, no Default or Event of Default has occurred and is continuing or would result from the effectiveness of this Agreement.
(g)     Limited Waiver. The amendments and consents set forth in this Agreement are limited to the specific matters expressly set forth herein and shall not constitute a waiver of, or consent to, any other term or provision of the Credit Agreement or any other Loan Document, or a waiver of any Default or Event of Default (whether or not known to the Administrative Agent or any Lender), or an amendment, modification, consent, or waiver of any right or remedy available to the Administrative Agent or any Lender under the Credit Agreement, any other Loan Document, or applicable law, except as expressly provided herein. This Agreement shall be strictly construed and shall not be deemed to establish a course of dealing or to create any obligation to grant any future amendment, waiver, or consent.
(h)    Governing Law; Waiver of Jury Trial. The provisions of Sections 9.09 and 9.10 of the Credit Agreement are hereby incorporated by reference as if set forth in full herein, mutatis mutandis.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.
BORROWER:

MILK MAKEUP LLC
By: /s/ Michel Brousset
Name: Michel Brousset
Title: Authorized signatory

OBAGI COSMECEUTICALS LLC
By: /s/ Michel Brousset
Name: Michel Brousset
Title: Authorized signatory

ADMINISTRATIVE AGENT:

LSSF II OFFSHORE INVESTMENTS, LP, individually as a Lender and as Administrative Agent, acting by its general partner, Lumina Fund II GP Ltd.
By: /s/ Daniel Goldberg
Name: Daniel Goldberg
Title: Partner
By: /s/ Marco Kheirallah
Name: Marco Kheirallah
Title: Partner

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LENDERS:

LUMINA STRATEGIC SOLUTIONS FUND
II AGGREGATOR, as a Lender

By: /s/ Daniel Goldberg
Name: Daniel Goldberg
Title: Partner

By: /s/ Marco Kheirallah
Name: Marco Kheirallah
Title: Partner

LUMINA SSF II SIDECAR C, LP, as a Lender

By: /s/ Daniel Goldberg
Name: Daniel Goldberg
Title: Partner

By: /s/ Marco Kheirallah
Name: Marco Kheirallah
Title: Partner

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